Prospectus Supplement No. 4 (To Prospectus dated January 7, 2004)	Filed Pursuant to Rule 424(b)(3) File No. 333-111390

$70,000,000

Rewards Network Inc.

3¼% Convertible Subordinated Debentures due October 15, 2023 and Shares

of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements our prospectus dated January 7, 2004, as supplemented on January 16, 2004, February 13, 2004, and March 12, 2004, relating to the offer and sale from time to time by certain of our securityholders of up to $70,000,000 aggregate principal amount of our 3¼% Convertible Subordinated Debentures due October 15, 2023 and the shares of our common stock issuable upon conversion of the debentures. The terms of the debentures are set forth in the prospectus dated January 7, 2004.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

The table below sets forth recent information with respect to the selling securityholders of the debentures and the common stock issuable upon conversion of the debentures and the respective number of debentures and shares of common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder’s account pursuant to the prospectus, as supplemented by the previous prospectus supplements and as further supplemented by this prospectus supplement. The table is based on information supplied to us by or on behalf of the selling securityholders. The selling securityholders may offer and sell all, some or none of the debentures and the common stock issuable upon conversion of the debentures listed below by using the prospectus, as supplemented by the previous prospectus supplements and as further supplemented by this prospectus supplement. Because the selling securityholders may offer all or only some portion of the debentures or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their debentures or shares of common stock issuable upon conversion of the debentures since the date on which they provided the information regarding their ownership of those securities included in this prospectus supplement.

The table below supplements or amends the table of selling securityholders contained under the heading “Selling Securityholders” in the prospectus and in the previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information set forth in the prospectus or the previous prospectus supplements.

	Prior to Offering			After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding	Aggregate Principal Amount of Debentures Being Offered	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
CNH CA Master Account, L.P. 900 Third Avenue 17th Floor New York, New York 10022	$500,000	*	$500,000	$0	0

Hourglass Master Fund, Ltd. 505 Park Avenue 5th Floor New York, New York 10022	3,825,000	5.46	3,825,000	0	0

Ritchie Beech Trading, Ltd. c/o Tablerock Fund Management, LLC 505 Park Avenue 5th Floor New York, New York 10022	675,000	*	675,000	0	0

Sagamore Hill Hub Fund, Ltd. c/o Sagamore Hill Capital Management, L.P. 10 Glenville Street Third Floor Greenwich, Connecticut 06831	2,500,000	3.57	2,500,000	0	0

ZCM Asset Holding Co, LLC 505 Park Avenue 5th Floor New York, New York 10022	0	*	0	0	0

*	Less than 1%

To our knowledge, none of the selling securityholders has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of debentures and/or shares of our common stock or as previously disclosed or as otherwise set forth above.

Investing in the debentures and shares of our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated April 9, 2004.

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